EXHIBIT 99.1

Renavotio Provides Financial and Operational Updates

Engages Leading Investment Bank to Assist With Its Growth Strategy and Corporate Development Initiatives

Tulsa, OK – Accesswire – June 21, 2021 — Renavotio, Inc. (OTCQB: RIII) (the “Company”), a holding company focused on infrastructure opportunities, including personal protective equipment, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries, is pleased to provide the following operational and financial update.

Billy Robinson, Renavotio’s Chief Executive Officer, commented, “I’m proud to report that we have paid off over $900,000 year to date in both short term and variable-rate convertible debt using restricted equity, with approximately $300,000 of variable-rate convertible debt currently outstanding. We are planning to eliminate the remainder of this debt by the end of August 2021 in structured monthly payments. Moving from this debt to a restricted equity investment was necessary to protect our investors and shareholders with a structure that allows the Company to better control the timing, dilution, and pricing as we continue to finance the business and our planned growth opportunities.”

“As Renavotio enters its next phase in its planned expansion, we are pleased to have engaged a leading investment bank to provide us with strategic advisory and investment banking services. We believe that this relationship will help expedite our growth plans and allow us to thoughtfully navigate and close the incoming deal flow. In addition, our goal is to up-list to a national securities exchange to enhance our visibility in the marketplace, increase the liquidity of our stock, and build long-term shareholder value.”

“We are also happy to see the possible progress being made should the Biden administration's Infrastructure Bill come to a final agreement. This would signal investments in much-needed infrastructure for communities across the U.S. We are optimistic that increased funding could flow to the states we operate in at some point over the next 12 to 24 months, which will help fuel our organic growth initiatives. At the same time, as the competitive landscape takes shape in these states, we anticipate considerable acquisition opportunities of accretive business targets.”

“We will continue to prepare ourselves and the Company for the next level, with accretive acquisitions and a focus on organic growth. I’m grateful to our investors, who believe in what we are trying to build at Renavotio, and their continued support,” concluded Mr. Robinson.

About Renavotio, Inc.

Renavotio, Inc. (OTCQB: RIII) focuses on three unique infrastructure opportunities, including medical protective equipment, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries.

1

The Company’s wholly owned subsidiary, Renavotio Infratech, Inc. (“RII”), includes business and acquisition strategies concentrating on medical protective equipment and infrastructure with utility construction and consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. RII’s wholly owned subsidiary, Utility Management Corp, is a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. Utility Management Corp’s subsidiary, Utility Management and Construction (UMCCO) is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, data, natural gas, and water utilities for commercial, industrial and municipal end users. UMCCO’s unique approach creates immediate bottom-line savings for its clients, by providing engineering, planning, permitting and installation through their second wholly owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.umcco.com

For additional information on Renavotio, please click: www.renavotio.com

Forward Looking Statement

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including, but not limited to, statements relating to our ability to pay off our debt, our growth plans, our ability to list our securities on a national securities exchange and our acquisition plans. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include general business, economic, competitive, regulatory, markets and other conditions, political and social uncertainties. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. No information in this news release should be construed as any indication whatsoever of the Company’s future stock price, revenues, or results of operations. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contacts:

Renavotio, Inc.

601 South Boulder Ave.

Suite 600 Tulsa, OK 74119

Email Contact: brobinson@renavotio.com
Telephone: 1-888-928-1312

Skyline Corporate Communications Group, LLC
Matthew Abenante, IRC, Senior Account Manager

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: 646-893-5835
Email: mabenante@skylineccg.com

2